Exhibit 10.6

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of      , 2007 is made and entered by and between Brush Engineered Materials Inc., an Ohio corporation (the “Company”), and      (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive;

WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company; and

WHEREAS, the Company and the Executive desire for this Severance Agreement to amend and supersede the Severance Agreement, dated      , 200_, between the Company and the Executive and any other Severance Agreements entered into prior to the date hereof;

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means with respect to any Person, any holder of more than 10% of the outstanding shares or equity interests of such Person or any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means that, prior to any termination of Executive’s employment by the Company or any Affiliate of the Company, the Executive shall have:

(i) been convicted of a criminal violation involving fraud, embezzlement, theft or violation of federal antitrust statutes or federal securities laws in connection with his duties or in the course of his employment with the Company or any Affiliate of the Company;

(ii) committed intentional wrongful damage to property of the Company or any Affiliate of the Company;

(iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate of the Company; or

(iv) intentionally engaged in any activity in violation of Section 6;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(e) “Change in Control” means

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own (X) 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Company with the approval of the Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Company or any subsidiary of the Company control a greater than 25% interest (a “MBO”) but only if the Executive is one of those employees of the Company or any subsidiary of the Company that are participating in the MBO; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or 35% or more, as the case may be, of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 20% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 20% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.

(f) “Change in Control Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the third anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death; provided, however, that commencing on each anniversary of the Change in Control, the Change in Control Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Change in Control Severance Period is not to be so extended.

(g) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or an Affiliate of the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements.

(h) “Gross Misconduct” means that prior to any termination of the Executive’s employment by the Company or any Affiliate of the Company, the Executive shall have been found to have engaged in willful gross misconduct in the performance of his duties to the Company or any Affiliate of the Company, which continues after written notice thereof and a reasonable opportunity to cure is given to the Executive, as determined by the Company or any Affiliate of the Company in its sole discretion.

(i) “Incentive Pay” means the annual bonus, incentive or other payment of compensation under the Management Performance Compensation Plan or, if such Management Performance Compensation Plan is no longer in effect, the annual bonus, incentive or other payment of compensation in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or an Affiliate of the Company, or any successor thereto.

(j) “Involuntary Termination” means the termination of the Executive’s employment with the Company or an Affiliate of the Company under circumstances where the Executive is entitled to receive the benefits provided by Section 4(b) of this Agreement.

(k) “LTIP” means the incentive compensation, in addition to Base Pay and Incentive Pay, earned in regard to services rendered in any year or other period pursuant to any incentive, performance or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or an Affiliate of the Company, or any successor thereto, including, without limitation, (i) the earnout of restricted performance shares that vest upon achievement of specified performance goals, (ii) the payout of performance shares or (iii) the payout of incentive compensation under the Long Term Cash Incentive Plan.

(l) “Retirement Plans” means the benefit plans (including the defined contribution plans and defined benefit plans) of the Company that are intended to be qualified under Section 401(a) of the Internal Revenue Code if the Executive was a participant in such Retirement Plan on the date of the occurrence of the Change in Control or Involuntary Termination, as applicable.

(m) “Special Severance Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2007; provided, however, that (i) commencing on January 1, 2008 and each January 1 thereafter, the Special Severance Term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Special Severance Term extended.

(n) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the Outstanding Company Voting Securities.

(o) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 2(b), Section 2(c) or Section 3(b)).

2. Termination Following a Change in Control.

(a) In the event of the occurrence of a Change in Control during the Special Severance Term, the Executive’s employment may be terminated by the Company or an Affiliate of the Company during the Change in Control Severance Period and the Executive shall be entitled to the benefits provided by Section 4(a) unless such termination is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

(iii) Cause.

(b) In the event of the occurrence of a Change in Control during the Special Severance Term, if (but only if) the Board determines that this Section 2(b) shall be operative following such Change in Control, the Executive may terminate employment with the Company and any Affiliate of the Company during the Change in Control Severance Period with the right to severance compensation as provided in Section 4(a) upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

(i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or an Affiliate of the Company (or any successor thereto by operation of law or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or an Affiliate of the Company (or any successor thereto) if the Executive shall have been a Director of the Company and/or an Affiliate of the Company immediately prior to the Change in Control;

(ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Affiliate of the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Affiliate of the Company, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9(a);

(iv) The Company relocates its principal executive offices (if such offices are the principal location of Executive’s work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

(v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control during the Special Severance Term, the Executive may terminate employment with the Company and any Affiliate of the Company for any reason, or without reason, during the 30-day period immediately following the first anniversary of the first occurrence of a Change in Control with the right to severance compensation as provided in Section 4(a).

(d) A termination by the Company pursuant to Section 2(a) or by the Executive pursuant to Section 2(b) or Section 2(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or an Affiliate of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

(e) Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control during the Special Severance Term, the Company shall pay in cash to the Executive a lump sum amount equal to the value of any annual bonus (including, without limitation, incentive-based annual cash bonuses and performance units, but not including any equity-based compensation or compensation provided under a qualified plan) earned or accrued with respect to the Executive’s service during the performance period or periods that includes the date on which the Change in Control occurred, disregarding any applicable vesting requirements; provided that (i) such amount shall be calculated at the plan target or payout rate, but prorated to base payment only on the portion of the Executive’s service that had elapsed during the applicable performance period; and (ii) such amount shall be reduced by any amount actually paid to the Executive under the terms of such Plan. Such payment shall take into account service rendered through the payment date and shall be made at the earlier of (i) the date prescribed for payment pursuant to the applicable plan, program or agreement, or (ii) within five business days after the Termination Date.

(f) Applicable Provisions if Excise Tax Applies.

(i) Certain Additional Payments by the Company. The provisions of this Section 2(f)(i) shall be operative for a period of five (5) years commencing on the date first written above.

(A)	In the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 2(f)(i) and Annex C) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (A) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (B) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (A). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

(B)	The obligations set forth in Section 2(f)(i) will be subject to the procedural provisions described in Annex C.

(C)	Notwithstanding anything in this Agreement to the contrary, the obligation to make the additional payments set forth in this Section 2(f)(i) and the procedural provisions described in Annex C shall expire and terminate on the fifth anniversary of the date first written above (the “Sunset Date”).

(ii) Limitation on Payments and Benefits. The provisions of this Section 2(f)(ii) shall be operative after the Sunset Date. If any amount or benefit to be paid or provided under Section 4(a) of this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code (or any successor provision thereto), but for the application of this sentence, then the payments and benefits to be paid or provided under Section 4(a) of this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the Excise Tax). The determination of whether any reduction in such payments or benefits to be provided under Section 4(a) of this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 2(f)(ii) shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to Section 4(a) of this Agreement. In the event that any payment or benefit intended to be provided under Section 4(a) of this Agreement or otherwise is required to be reduced pursuant to this Section 2(f)(ii), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 2(f)(ii). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

(g) Legal Fees and Expenses.

(i) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s right to the payment of benefits provided by Section 4(a) of this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive thereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations with respect to the payment of benefits provided by Section 4(a) of this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare the Executive’s right to the payment of benefits provided by Section 4(a) this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive by Section 4(a) of this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing.

(ii) Without limiting the obligations of the Company pursuant to Section 2(g)(i) hereof, in the event a Change in Control occurs during the Special Severance Term, the performance of the Company’s obligations under Section 2 and Section 4(a) of this Agreement, including, without limitation, this Section 2(g), shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party providing that the benefits to be provided hereunder and the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 2(g)(i) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 2(g)(ii) shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Affiliate of the Company.

(iii) In no event shall this Section 2(g) of this Agreement apply to any interpretation, enforcement or defense of the Executive’s right to the payment of benefits provided by Section 4(b) of this Agreement by litigation or otherwise.

3. Involuntary Termination

(a) In the event that the Executive’s employment terminates other than during the Change in Control Severance Period, the Executive shall be entitled to the benefits provided by Section 4(b) unless such termination is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to his Termination Date;

(iii) A termination of Executive’s employment by the Company or any Affiliate of the Company for Cause;

(iv) A termination of Executive’s employment by the Company or any Affiliate of the Company for Gross Misconduct; or

(v) A termination of Executive’s employment by the Executive for any reason other than as provided in Section 3(b) below.

(b) Notwithstanding the foregoing, the Executive may elect to terminate his employment with the Company or any Affiliate of the Company with the right to severance compensation as provided in Section 4(b) upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause or Gross Misconduct as hereinabove provided, for such termination exists or has occurred, including without limitation other employment) (i) a reduction of the Executive’s Base Pay without the Executive’s consent or (ii) a reduction in the percentage level of the objective component of the Executive’s Incentive Pay or LTIP opportunity without the Executive’s consent; provided, however, that (A) such a reduction in Base Pay, Incentive Pay and/or LTIP opportunity is not part of a general reduction in executive officer compensation opportunity and (B) the Executive’s right to severance compensation shall cease to exist for such an event unless he terminates his employment with the Company or any Affiliate of the Company prior to the close of business on the sixtieth (60th) day following the later of its occurrence or the Executive’s knowledge thereof.

(c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or an Affiliate of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

4. Severance Compensation.

(a) If, following the occurrence of a Change in Control during the Special Severance Term, the Company or an Affiliate of the Company terminates the Executive’s employment during the Change in Control Severance Period other than pursuant to Section 2(a)(i), 2(a)(ii) or 2(a)(iii), or if the Executive terminates his employment pursuant to Section 2(b) (if Section 2(b) is operative) or Section 2(c), the Company will pay to the Executive the amounts described in Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described in Annex A for the periods described therein.

(b) If the Company or an Affiliate of the Company terminates the Executive’s employment other than during the Change in Control Severance Period and other than pursuant to Section 3(a)(i), 3(a)(ii), 3(a)(iii) or 3(a)(iv), or if the Executive terminates his employment pursuant to Section 3(b), the Company will pay to the Executive the amounts described in Annex B within five business days after the Termination Date and will continue to provide to the Executive the benefits described in Annex B for the periods described therein. In no event shall the Executive be entitled to the amounts described in Annex A and Annex B, and there shall be no other duplication of benefits payable pursuant to this Agreement.

(c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal, plus 4%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(d) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 2(g), 6, 7 and 11 will survive any termination or expiration of this Agreement.

5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 3 set forth on Annex A and Annex B.

6. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Acknowledgements and Agreements. The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties to the Company during the term of his employment, the Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States. The Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 6(j) of this Agreement, gained by the Executive during the Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that the Executive not compete with the Company during the term of his employment and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b) Covenants During the Term. During the term of the Executive’s employment and prior to the Termination Date, the Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the term of the Executive’s employment, the Executive will not:

(i) enter into or engage in any business which competes with the business of the Company;

(ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

(c) Covenants Following Termination. For a period of (i) two (2) years following an Involuntary Termination or (ii) one (1) year following the Termination Date for any other reason, if the Executive has received or is receiving benefits under this Agreement, the Executive will not:

(A)	enter into or engage in any business which competes with the Company’s business within the Restricted Territory (as defined in Section 6(g));

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory.

(d) Indirect Competition. For the purposes of Sections 6(b) and 6(c), inclusive, but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(e) The Company. For the purposes of this Section 6, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Executive worked or had responsibility at the time of termination of the Executive’s employment and at any time during the two (2) year period prior to such termination.

(f) The Company’s Business. For the purposes of Sections 6(b), 6(c), 6(k) and 6(l), inclusive, the Company’s business is defined to be the manufacture, marketing and sale of high performance engineered materials serving global telecommunications, computer, automotive electronics, industrial components and optical media markets, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

(g) Restricted Territory. For the purposes of Section 6(c), the Restricted Territory shall be defined as and limited to:

(i) the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in, to, or for which the Executive worked, to which the Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the two (2) year period prior to such termination; and

(ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the two (2) year period prior to such termination.

(h) Extension. If it shall be judicially determined that the Executive has violated any of the Executive’s obligations under Section 6(c), then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(i) Non-Solicitation. The Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

(j) Further Covenants.

(i) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Executive’s mind or memory and whether compiled by the Company, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive’s employment with the Company (except in the course of performing the Executive’s duties and obligations to the Company) or after the termination of the Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) The Executive agrees that upon termination of the Executive’s employment with the Company, for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(k) Discoveries and Inventions; Work Made for Hire.

(i) The Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of the Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Executive while in the Company’s employ, whether in the course of the Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Executive’s employment and made, conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, the Executive will execute and deliver to the Company, at any time during or after the Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(ii) The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices , e.g., “(creation date) Brush Engineered Materials Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(l) Communication of Contents of Agreement. During the Executive’s employment and for a period of (i) two (2) years following an Involuntary Termination or (ii) one (1) year following the Termination Date for any other reason, if the Executive has received or is receiving benefits under this Agreement, the Executive will communicate the contents of this Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity which the Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

(m) Relief. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 6(b), 6(c), 6(i), 6(j), 6(k) and 6(l), inclusive, of this Agreement, without the necessity of proof of actual damage.

(n) Reasonableness. The Executive acknowledges that the Executive’s obligations under this Section 6 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if the Executive was to violate such obligations. The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.

7. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Affiliate of the Company. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Affiliate of the Company that occurs following the commencement of any discussion with a third person that ultimately results in a Change in Control, shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

8. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

9. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

10. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

11. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive). In particular, to the extent the Executive becomes entitled to receive payment subject to Section 409A upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, payment will be made to the Executive on the earlier of (a) the Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A) and the payment of any amounts described in Annex A or Annex B, as applicable, would not meet the “short-term deferral” exemption under Section 409A of the Code (or otherwise qualify for exemption under Section 409A of the Code), then the Company will pay such amounts to the Executive 6 months following the Executive’s “separation from service” (within the meaning of Section 409A of the Code) or (b) the Executive’s death.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to Sections of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

16. Prior Agreement. This Agreement supersedes, as of the date first above written, the Agreement, dated as of      , 200     (the “Prior Agreement”), between the Company and the Executive. Executive agrees that he or she has no further rights under the Prior Agreement.

17. Termination of Agreement. If (i) a Change in Control occurs during the Special Severance Term and the Executive’s employment terminates during the Change in Control Severance Period, this Agreement shall terminate at the expiration of the Change in Control Continuation Period (as defined in Annex A attached hereto); (ii) an Involuntary Termination occurs at any time other than during the Change in Control Severance Period, this Agreement shall terminate at the expiration of the Involuntary Termination Continuation Period (as defined in Annex B attached hereto); and (iii) subject to the last sentence of Section 7, the Executive ceases to be an employee of the Company and any Affiliate of the Company at any time other than during the Change in Control Severance Period, for any reason other than an Involuntary Termination, thereupon without further action this Agreement will immediately terminate and be of no further effect. For purposes of this Section 17, the Executive shall not be deemed to have ceased to be an employee of the Company and any Affiliate of the Company by reason of the transfer of Executive’s employment between the Company and any Affiliate of the Company, or among any Affiliates of the Company. Unless otherwise terminated in accordance with the foregoing, this Agreement shall continue in effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BRUSH ENGINEERED MATERIALS INC.

By:
Name:
Title:

[Executive]

Annex A

CHANGE IN CONTROL
SEVERANCE COMPENSATION

(1) A lump sum payment in an amount equal to three times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than the higher of (1) the highest aggregate Incentive Pay earned in any fiscal year ending after the Change in Control or in any of the three fiscal years immediately preceding the year in which the Change in Control occurred or (2) the plan target for the year in which the Change in Control occurred).

(2) A lump sum payment in an amount equal to the present value of the bonuses the Executive would have received under any LTIP for performance periods in effect at the time of the termination of the Executive’s employment had he continued to be employed through the period covered by any such plan, assuming payout under such plans at the plan target rate, reduced by any amounts actually paid to the Executive under the terms of any such plan. In determining present value for this purpose, there shall be applied a discount factor equal to the coupon rate on general full-faith-and-credit obligations of the U.S. Treasury having a maturity of five years and issued on the date of the termination of the Executive’s employment.

(3) For a period of 36 months following the Termination Date (the “Change in Control Continuation Period”), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits including, without limitation, retiree medical and life insurance (but not perquisites, stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits or benefits covered by (4) below) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 2(b)(ii)). If and to the extent that any benefit described in this Paragraph 3 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Affiliate of the Company, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 3 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Affiliate of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” shall be the termination of the Change in Control Continuation Period. Further, for purposes of the immediately preceding sentence and for any other purpose including, without limitation, the calculation of service or age to determine Executive’s eligibility for benefits under any retiree medical benefits or life insurance plan or policy, the Executive shall be considered to have remained actively employed on a full-time basis through the termination of the Change in Control Continuation Period. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 3 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Change in Control Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(4) In addition to the retirement income and other benefits to which Executive is entitled under the Company’s Retirement Plans with respect to Executive’s employment through the Termination Date, a lump sum payment in an amount equal to the present value of the excess of (x) the retirement income and other benefits that would be payable to the Executive under the Retirement Plans if Executive had continued to be employed as an active participant in the Company’s Retirement Plans through the Change in Control Continuation Period given the Executive’s Base Pay and Incentive Pay (as determined in Paragraph 1) (without regard to any amendment to the Retirement Plans made subsequent to a Change in Control which reduces the retirement income or other benefits thereunder), over (y) the retirement income and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For purposes of this Paragraph 4, present value shall be determined by applying a discount factor equal to the annual rate of interest on 30-year U.S. Treasury securities issued on the date of the termination of the Executive’s employment (or, if no such securities are issued on such date, on the most recent date preceding the date of the termination of the Executive’s employment on which such securities are issued), and by using the 1983 Group Annuity Mortality Table (50% male/50% female).

(5) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards held by the Executive shall become fully vested and all stock options held by the Executive shall become fully exercisable.

(6) If the Executive is receiving or has been granted cash payments from the Company which have been authorized by the Board to replace the benefit that would have accrued under the Company’s former Supplemental Retirement Benefit Plan (whether or not designated as a “special award”), a lump sum payment equal to three times the aggregate award authorized by the Board for the year in which the Termination Date occurs.

(7) If the Executive is entitled to receive or has received, during the year in which the Termination Date occurs, a credit of nonelective deferred compensation under the Company’s Executive Deferred Compensation Plan II, a lump sum payment in an amount equal to three times the aggregate amount of nonelective deferred compensation designated by the Organization and Compensation Committee of the Board for the year in which the Termination Date occurs.

(8) A lump sum payment equal to the cash value of the club dues and financial counseling benefits that the Executive would have been entitled to receive during the Change in Control Continuation Period based on the annual value of such club dues and financial counseling benefits immediately before the Termination Date or, if greater, immediately before the Change in Control; provided that the Executive must have been receiving such benefits immediately prior to either the Termination Date or the date of the Change in Control.

(9) Reasonable fees for outplacement services, by a firm selected by the Executive, at the expense of the Company in an amount not in excess of $20,000.

Annex B

INVOLUNTARY TERMINATION
SEVERANCE COMPENSATION

(1) A lump sum payment in an amount equal to two times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than the highest aggregate Incentive Pay earned in the fiscal year in which the Termination Date occurred or in any of the three fiscal years immediately preceding the year in which the Termination Date occurred).

(2) An amount equal to the bonuses the Executive would have received under any LTIP for performance periods in effect at the time of the termination of the Executive’s employment had he continued to be employed through the period covered by any such plan, reduced by any amounts actually paid to the Executive under the terms of any such plan. Notwithstanding the foregoing, the Executive shall receive a lump sum payment in an amount equal to the present value of 50% of such LTIP bonus amount, assuming payout under such plans at the plan target rate, upon the termination of Executive’s employment. If, at the end of the applicable performance period, the Executive would be entitled to receive an amount in excess of 50% of the LTIP bonus amount, such excess amount shall be paid to the Executive in a lump sum at the end of the applicable performance period. In determining present value for this purpose, there shall be applied a discount factor equal to the coupon rate on general full-faith-and-credit obligations of the U.S. Treasury having a maturity of five years and issued on the date of the termination of the Executive’s employment.

(3) For a period of 24 months following the Termination Date (the “Involuntary Termination Continuation Period”), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits including, without limitation, retiree medical and life insurance (but not perquisites, stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits or benefits covered by (4) below) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date. If and to the extent that any benefit described in this Paragraph 3 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Affiliate of the Company, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 3 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Affiliate of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” shall be the termination of the Involuntary Termination Continuation Period. Further, for purposes of the immediately preceding sentence and for any other purpose including, without limitation, the calculation of service or age to determine Executive’s eligibility for benefits under any retiree medical benefits or life insurance plan or policy, the Executive shall be considered to have remained actively employed on a full-time basis through the termination of the Involuntary Termination Continuation Period. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 3 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Involuntary Termination Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(4) In addition to the retirement income and other benefits to which Executive is entitled under the Company’s Retirement Plans with respect to Executive’s employment through the Termination Date, a lump sum payment in an amount equal to the present value of the excess of (x) the retirement income and other benefits that would be payable to the Executive under the Retirement Plans if Executive had continued to be employed as an active participant in the Company’s Retirement Plans through the Involuntary Termination Continuation Period given the Executive’s Base Pay and Incentive Pay (as determined in Paragraph 1) (without regard to any amendment to the Retirement Plans made subsequent to the Involuntary Termination which reduces the retirement income or other benefits thereunder), over (y) the retirement income and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For purposes of this Paragraph 4, present value shall be determined by applying a discount factor equal to the annual rate of interest on 30-year U.S. Treasury securities issued on the date of the termination of the Executive’s employment (or, if no such securities are issued on such date, on the most recent date preceding the date of the termination of the Executive’s employment on which such securities are issued), and by using the 1983 Group Annuity Mortality Table (50% male/50% female).

(5) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of an Involuntary Termination, all equity incentive awards held by the Executive shall become fully vested and all stock options held by the Executive shall become fully exercisable.

(6) If the Executive is receiving or has been granted cash payments from the Company which have been authorized by the Board to replace the benefit that would have accrued under the Company’s former Supplemental Retirement Benefit Plan (whether or not designated as a “special award”), a lump sum payment equal to two times the aggregate award authorized by the Board for the year in which the Termination Date occurs.

(7) If the Executive is entitled to receive or has received, during the year in which the Termination Date occurs, a credit of nonelective deferred compensation under the Company’s Executive Deferred Compensation Plan II, a lump sum payment in an amount equal to two times the aggregate amount of nonelective deferred compensation designated by the Organization and Compensation Committee of the Board for the year in which the Termination Date occurs.

(8) Reasonable fees for outplacement services, by a firm selected by the Executive, at the expense of the Company in an amount not in excess of $20,000.

Annex C

EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS

(1) Subject to the provisions of Paragraph 5, all determinations required to be made under Section 2(f)(i) and Annex C, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm or benefits consulting firm (the “National Firm”) selected by the Executive in the Executive’s sole discretion. The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within 5 business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within 5 business days after receipt of such determination and calculations.

(2) The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

(3) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within 5 business days pay to the Company the amount of such reduction.

(4) The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within 5 business days after receipt from the Executive of a statement therefor and reasonable evidence of Executive’s payment thereof.

(5) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(A) provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

(B) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will, as permitted by applicable law, advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 2(f)(i) and this Annex C.